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                                                                     EXHIBIT 8.1

                                 BAKER & BOTTS
                                     L.L.P.
                                ONE SHELL PLAZA
                                 910 LOUISIANA
                           HOUSTON, TEXAS 77002-4995


                                                                    July 6, 1994


Wheatley TXT Corp.
700 Louisiana, Suite 3900
Houston, Texas 77002

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of WTXT Acquisition Corporation ("WAC"), a direct, wholly owned subsidiary of Dresser Industries, Inc. ("Dresser"), with and into Wheatley TXT Corp. ("Wheatley") pursuant to an Agreement and Plan of Merger dated as of May 31, 1994 among Dresser, WAC, and Wheatley (the "Merger Agreement").


     The following opinion is based on our review of the Merger Agreement, the Registration Statement on Form S-4 (Registration No. 33-54099) and the preliminary from of Proxy Statement/Prospectus with respect to the Merger as filed with the Securities and Exchange Commission on July 6, 1994 (the "Registration Statement"), and such other materials and documents as we have deemed appropriate. In rendering our opinion, we have assumed that the Merger will be consummated as described in the Merger Agreement and the Registration Statement, that the facts, representations, and warranties set forth in the Merger Agreement and the Registration Statement are accurate, and that the covenants, conditions, and obligations set forth in the Merger Agreement have been and will be fulfilled. We have also relied on and assumed the accuracy and fulfillment of the representations and covenants contained in certificates that have been provided to us by you and by Dresser. Capitalized terms not otherwise defined herein shall have the same meanings as they have for purposes of the Registration Statement.


     On the basis of the foregoing, we are of the opinion, based on existing law and regulations, as follows:

          1. The Merger will be treated as a "reorganization" under Section 368(a)(1)(A) and (a)(2)(E) of the Code.

          2. Each of Dresser, WAC, and Wheatley will be a party to such reorganization within the meaning of Section 368(b) of the Code.

          3. No gain or loss will be recognized for federal income tax purposes by a stockholder of Wheatley upon the receipt of shares of Dresser Common Stock (together with the corresponding Dresser Stock Purchase Rights) pursuant to the Merger solely in exchange for shares of Wheatley Common Stock (except with respect to cash received in lieu of a fractional share).

          4. The basis of the shares of Dresser Common Stock (including a fractional share) received by a stockholder of Wheatley as a result of the Merger will be the same as the basis of the shares of Wheatley Common Stock exchanged therefor.

          5. The holding period of the shares of Dresser Common Stock (including a fractional share) received by a stockholder of Wheatley as a result of the Merger will include the holding period of the shares of Wheatley Common Stock exchanged therefor, provided such Wheatley Common Stock was held as a capital asset by the stockholder.
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          6. A stockholder of Wheatley who receives cash in lieu of a fractional share of Dresser Common Stock will recognize gain or loss for federal income tax purposes equal to the difference between the cash received in lieu of such fractional share and the basis of such fractional share. Such gain or loss will be capital gain or loss, provided the stockholder's Wheatley Common Stock was held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Wheatley Common Stock exceeds one year as of the date of the Merger.

                                          Sincerely yours,

                                          BAKER & BOTTS, L.L.P.

                                          By  STUART F. SCHAFFER